Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Pagaya Technologies Ltd. for the registration of Class A Ordinary Shares and to the incorporation by reference therein of our report dated March 8, 2024 (except for the presentation of long-term assets as described in Note 19B. and subsequent event as described in Note 20C., as to which the date is April 25, 2024) with respect to the consolidated financial statements of Pagaya Technologies Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
November 21, 2024	Kost Forer Gabbay & Kasierer A Member of EY Global